Exhibit 3.17

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

UNITED LAND CORPORATION

UNITED LAND CORPORATION, a Delaware corporation (the “Corporation”), hereby certifies as follows;

Pursuant to the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware, the sole stockholder of the Corporation has duly adopted the following Amended and Restated Certificate of Incorporation. The Corporation was originally incorporated under the name “U.S. Pipe Realty, Inc.” and filed its original Certificate of Incorporation with the Secretary of State of Delaware on September 11, 1987. The Corporation filed a Certificate of Amendment of Certificate of Incorporation with the Secretary of State of Delaware on March 26, 1991, changing the Corporation’s name to “United Land Corporation.” The Corporation filed a Certificate of Amendment of Certificate of Incorporation with the Secretary of State of Delaware on February 23, 1995.

1.                      The name of the Corporation is Walter Minerals, Inc.

2.                      The registered office and registered agent of the Corporation is The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

3.                      The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4.                      The total number of shares of stock that the Corporation is authorized to issue is 1,000 shares of Common Stock, par value $.01 each

5.                      The Board of Directors of the Corporation, acting by majority vote, may alter, amend or repeal the By-Laws of the Corporation.

6.                      Except as otherwise provided by the Delaware General Corporation Law as the same exists or may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this Article SIXTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

7.                      Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the Corporation shall not issue nonvoting equity securities to the extent prohibited by Section 1123 of the United States Bankruptcy Code, 11 U.S.C. § 1123’ provided, however, that this provision (i) will have no further force and effect beyond that required by such Section, (ii) will have such force and effect, if any, only for so long as such Section is in effect and applicable to the Corporation, and (iii) in all events may be amended or eliminated in accordance with applicable law as from time to time in effect.

IN WITNESS WHEREOF, United Land Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by Miles C. Dearden, III, its Vice President and Treasurer, this 8 day of May, 2009.

UNITED LAND CORPORATION

By:	/s/ Miles C. Dearden
Miles C. Dearden, III
Vice President and Treasurer